UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007

INDIGO-ENERGY, INC.
(Exact name of registrant as specified in charter)

Nevada	002-75313	84-0871427
(State or other jurisdiction of incorporationor organization)	(Commission File Number)	(IRS Employee Identification No.)

701 N. Green Valley Pkwy., Suite 200, Henderson, Nevada	89052
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(702) 990-3387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS;

On October 15, 2007, Indigo-Energy, Inc., a Nevada Corporation (the “Company”) held its Annual Stockholders Meeting (the “Stockholder’s Meeting”), during which the following directors were elected as Directors of the Company:

Stanley L. Teeple
Over the past 25 years, Stan Teeple has acted as President of Stan Teeple Inc. In June of 2006, he joined the Company as its Chief Financial Officer. He has held numerous senior management positions over the last 30 years in a number of public and private companies across a broad spectrum of industries.

Stacey Yurkus
Ms.Yonkus has been a part of Asbury Automotive since 2002 as its Director of Investor Relations. From 2002 to 2007, Ms. Yonkus was a Director of Investor Relations for Asbury Automotive Group, a NYSE listed Fortune-500 Company. Ms. Yonkus was the Investor Relations Director for Globix Corporation, a publicly traded Internet infrastructure company where she was responsible for the development and execution of all investor relation programs, for both internal and external investors. Ms. Yonkus holds a bachelors degree in Economics from the State University of New York.

Frank Garufi
Mr. Garufi has been an independent consultant for the past 5 years. He has 45 years of experience in the oil and gas production field. He formed Baron Crest Energy Co. in 1963 for the purpose of drilling oil and gas wells. He has been a general partner in at least 35 drilling partnerships. Mr. Garufi also served as Senior Director of Investor Relations with Santa Fe Petroleum, LLC in Dallas, Texas. Mr. Garufi is also a Partner in Altoona Curve Baseball LP, a AA team affiliated with the Pittsburgh Pirates Baseball team.

John Hurley
Mr. Hurley has been in private law practice for the last 5 years. He has been practicing as an attorney since 1972 and has a wide range of experience in business, criminal and personal injury litigation. He has served on the board of directors of Marine National Bank in Naples, Florida since 2001 up to 2003. He has been with John R. Hurley, P.A. since 1989. He received his B.A. from Michigan State University and obtained his J.D. from Wayne State University in 1972

James C. Walters, Sr.
For the last 5 years, Mr. Walter has engaged in private investment and entrepreneurial development. He is one of the founding members of Indigo-Energy, LP and since its inception. In 1971, he built the largest All State Insurance Agencies and has been a part of such agency up to 2001, after which, he formed Business Financial Consultants, where he was appointed, and continues to act, as its President and Consultant since its inception.

Subsequent to the Stockholders Meeting, Mr. Garufi resigned from the Board of Directors citing personal reasons for such resignation. The remaining Directors will appoint his replacement at the next scheduled Meeting of the Board of Directors.

On October 15, 2007, at the meeting of the Board of Directors held prior to the Stockholder's meeting, Mr. David Larson formally resigned from his positions as Chief Executive Officer, President and Director of the Company. As a result, Mr. Steven P. Durdin was appointed as the Company’s Chief Executive Officer and President. Under the terms of his Employment Agreement (the “Agreement”), Mr. Durdin agreed to serve in such capacities for a period of 15 months from the time of the execution of such Agreement. As compensation for his services, Mr. Durdin will receive $9,500 per month, as well as stock options during the last quarter of the year 2007, at a quantity and price to be determined by the Board of Directors, but which shall not be less than 10,000,000 shares.

Since 1990 Mr. Durdin has been in the property/casualty insurance industry as an owner and operator of several agencies in New Jersey and Maryland. He has been an active investor and shareholder with the corporation since its inception in 2005. In 2006, he led a small group to form Indigo Partners, L.P. and played a major role in raising the funds necessary to drill the first round of wells for the company. As acting managing partner for the partners, he has been a key liaison with investor groups and shareholders for the organization and has been instrumental in raising the funding necessary to help the company operate up until this point. He also maintains an active role in two overseas partnerships in Panama and Mozambique. He accepted an active and working Directors role for the company in April of 2007. Steve graduated from Rider University in Lawrenceville, New Jersey with a degree in Finance.

There are no familial relationship between or among any of the officers and directors of the Company.

ITEM 8.01.	OTHER EVENTS

During the Stockholder’s Meeting, the stockholders of the Company approved the 2007 Stock Option Plan of Indigo-Energy, Inc. (the “Plan”). Under the terms provided in the Plan, 40,000,000 shares of the Company's Common Stock are made available for distribution to various employees, directors and consultants of the Company. The Plan was designed to encourage selected employees, directors and consultants to improve operations and increase profits of the Company and well as to accept or continue employment or association with the Company or its Affiliates.

Also during the Stockholder’s Meeting, the Stockholders ratified the appointment of L J Soldinger Associates, LLC as independent auditors for the Company for the fiscal hear ending December 31, 2007. L J Soldinger Associates, LLC has served as the Company’s independent auditors since January 1, 2006 and has been appointed by the Audit Committee to continue as the Company’s independent auditors for the fiscal year ending December 31, 2007.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

Not applicable.

(b)	Exhibits.
5.1	Employment Agreement between Indigo-Energy, Inc. and Steven P. Durdin
8.1	2007 Stock Option Plan of Indigo-Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed onits behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2007		INDIGO-ENERGY, INC.

	By:	/s/ Stanley L. Teeple
Stanley L. Teeple